    As filed with the Securities and Exchange Commission on December 30, 1996
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                 SRS LABS, INC.
               (Exact name of issuer as specified in its charter)

                 DELAWARE                               33-0714264
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

2909 Daimler Street, Santa Ana, California                 92705
 (Address of principal executive offices)                (Zip Code)

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                                 SRS LABS, INC.
                          1996 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)


                                 Janet M. Biski
              Vice President, Chief Financial Officer and Secretary
                                 SRS Labs, Inc.
                               2909 Daimler Street
                           Santa Ana, California 92705
                     (Name and address of agent for service)

                                 (714) 442-1070
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:
                           John F. Della Grotta, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6210

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                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                         Proposed maximum     Proposed maximum
     Title of securities             Amount to be         offering price         aggregate             Amount of
       to be registered               registered           per share(1)      offering price(1)     registration fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value    1,000,000 shares(2)        $9.375              $9,375,000             $2,840.91
===================================================================================================================

         (1) In accordance with Rule 457(h)(1), the price of the securities has been estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ National Market on December 24, 1996 (a date within 5 business days prior to the date of filing this Registration Statement).

         (2) As presently constituted, plus such indeterminate number of shares as may become subject to the SRS Labs, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan") as a result of adjustment provisions set forth in the 1996 Plan and agreements entered into pursuant thereto.

================================================================================

                                EXPLANATORY NOTE


In accordance with the Note to Part I of Form S-8, the information specified by
Part I has been omitted from this Registration Statement.

                                     PART II

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents heretofore filed by SRS Labs, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) The Company's Prospectus dated August 8, 1996, filed with the Commission on August 12, 1996, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), containing audited financial statements for the fiscal year ended December 31, 1995;

          (b) All reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995; and

          (c) The description of the Company's common stock, which is contained in the Company's registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Inapplicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Inapplicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Certificate of Incorporation of the Company (the "Certificate") includes a provision which eliminates the directors' personal liability for monetary damages to the full extent permitted by Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of Directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although such remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. Furthermore, the Certificate has no effect on any liability arising by virtue of any act or omission by a director which occurred prior to the effective date of the reincorporation of the Company from California into Delaware. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

          Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i)


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
shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

          Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that: (i) the Company is required to indemnify its officers and directors to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company may, by action of the Board of Directors, provide indemnification to employees and other agents of the Company with the same scope and effect as the foregoing indemnification of officers and directors; (iii) the Company may adopt bylaws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Certificate; and (iv) the amendment, repeal or adoption of any provision to the contrary shall require the affirmative vote of 80% of the shares entitled to vote generally in the election of directors, voting together as a single class.

          In furtherance of the objectives of the Indemnification Provision, the Board of Directors and the stockholders have approved the use of a form Indemnification Agreement. One of the purposes of the Indemnification Agreement is to attempt to specify the extent to which indemnities may receive indemnification under circumstances in which indemnification would not otherwise be specifically provided by Delaware Law. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent specifically required or permitted by Section 145. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the indemnitee's position with or on behalf of the Company, whether prior to or after the date of the Indemnification Agreement. The Company is not required under the Indemnification Agreements to make payments in connection with any claim against the indemnitee (except to the extent permitted by Section 145) to the extent (i) of any fine or similar governmental imposition which the Company is prohibited by applicable law from paying which results in a final, unappealable order, or (ii) based upon or attributable to the indemnitee gaining in fact a personal profit to which he is not legally entitled, including without limitation profits made from the purchase and sale by the indemnitee of equity securities of the Company which are recoverable by the Company pursuant to
Section 16(b) of the Exchange Act, and profits arising from transactions in publicly traded securities of the Company which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Inapplicable.


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
ITEM 8.   EXHIBITS.

          4.1 SRS Labs, Inc. 1996 Long-Term Incentive Plan, previously filed as Exhibit 10.15 to the Company's Registration Statement on Form SB-2, Registration number 333-4974-LA (the "Registration Statement"), which is incorporated herein by reference.

          4.2 Certificate of Incorporation of SRS Labs, Inc., a Delaware corporation, certified by the Delaware Secretary of State on June 27, 1996, previously filed as Exhibit 3.1 to the Registration Statement, which is incorporated herein by reference.

          4.3 Bylaws of SRS Labs, Inc., a Delaware corporation, as currently in effect, previously filed as Exhibit 3.2 to the Registration Statement, which is incorporated herein by reference.

          5. Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the securities being registered hereunder.

          23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

          23.2    Consent of Deloitte & Touche LLP, independent auditors.

          24.     Power of Attorney (set forth on page 4).



ITEM 9.   UNDERTAKINGS.

          The registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



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
                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 30th day of December, 1996.


                                   SRS LABS, INC.


                                   By: /s/ Thomas C.K. Yuen
                                       -----------------------------------------
                                       Thomas C.K. Yuen
                                       Chairman of the Board and Chief Executive
                                       Officer


                                POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C.K. Yuen, Stephen V. Sedmak and Janet M. Biski, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such person's capacity as a director and/or officer of SRS Labs, Inc.), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


         Signature                               Title                        Date
         ---------                               -----                        ----

/s/ Thomas C.K. Yuen              Chairman of the Board and Chief       December 30, 1996
------------------------------    Executive Officer and a Director
Thomas C.K. Yuen                  (Principal Executive Officer)


/s/ Stephen V. Sedmak             President and Chief Operating         December 30, 1996
------------------------------    Officer and a Director
Stephen V. Sedmak

/s/ Janet M. Biski                Vice President, Chief Financial       December 30, 1996
------------------------------    Officer and Secretary (Principal
Janet M. Biski                    Financial and Accounting Officer)


/s/ John AuYeung                  Director                              December 30, 1996
------------------------------
John AuYeung

/s/ John Tu                       Director                              December 30, 1996
------------------------------
John Tu

/s/ Jeffrey I. Scheinrock         Director                              December 30, 1996
------------------------------
Jeffrey I. Scheinrock



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
                                INDEX TO EXHIBITS




Exhibit
Number                             Description
------                             -----------

 4.1     SRS Labs, Inc. 1996 Long-Term Incentive Plan, previously filed as
         Exhibit 10.15 to the Company's Registration Statement on Form SB-2, Registration number 333-4974-LA (the "Registration Statement"), which is incorporated herein by reference.

 4.2 Certificate of Incorporation of SRS Labs, Inc., a Delaware corporation, certified by the Delaware Secretary of State on June 27, 1996, previously filed as Exhibit 3.1 to the Registration Statement, which is incorporated herein by reference.

 4.3 Bylaws of SRS Labs, Inc., a Delaware corporation, as currently in effect, previously filed as Exhibit 3.2 to the Registration Statement, which is incorporated herein by reference.

 5. Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the securities being registered hereunder.

23.1     Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of
         Exhibit 5 above).

23.2     Consent of Deloitte & Touche LLP, independent auditors.

24.      Power of Attorney (set forth on page 4).


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